EXHIBIT 5.1

Jason L. Kent
+1 858 550 6044
jkent@cooley.com

February 24, 2020

Retrophin, Inc.
3721 Valley Centre Drive, Suite 200
San Diego, CA 92130
Ladies and Gentlemen:
We have acted as counsel to Retrophin, Inc., a Delaware corporation (the “Company”), in connection with the sale of shares of its common stock, par value $0.0001 per share, having an aggregate offering price of up to $100,000,000 (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-227182) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated February 24, 2020 to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Open Market Sales Agreement, dated February 24, 2020, by and between the Company and Jefferies LLC (the “Agreement”), as described in the Prospectus.
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery, by all persons other than by the Company, of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 10,000,000 Shares will be sold under the Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of the Company’s common stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.
Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By: /s/ Jason L. Kent
Jason L. Kent